May 22, 2013

Howard Solomon
Chief Executive Officer and President
Forest Laboratories, Inc.
909 Third Avenue
New York, New York  10022

Dear Mr. Solomon:

           You have advised us that, after nearly 50 years with Forest Labortories, Inc. (the “Company”), 36 years of which you served as Chief Executive Officer, you have decided to retire from that role on December 31, 2013.  Under your leadership, the Company has experienced remarkable growth, rising from a small maker of vitamins to a fully integrated pharmaceutical company with a $10 billion market capitalization that is recognized for its innovation and one of the strongest research and development teams in the industry.  The Board of Directors of the Company (the “Board”) thanks you for your leadership and desires to retain your experience and wisdom on the terms set forth in this letter (this “Letter”).

1. Retirement as Chief Executive Officer and President. As discussed, the Board is planning to announce that it will be conducting a search for your successor with the expectation that such individual will be appointed by December 31, 2013, provided that in the event that your successor is not appointed by such date, you will continue serving as Chief Executive Officer and President of the Company until your successor is appointed (the later of December 31, 2013 and the date your successor is appointed, the “Transition Date”).  In connection with your retirement as Chief Executive Officer and President of the Company, it is understood that you will step down on the Transition Date from all officer positions you have with the Company and its affiliates but will continue as a director and advisor to the Company, as further described below.  In furtherance of your desire and the Board’s desire to ensure a smooth transition of your duties and responsibilities to your successor, which individual may commence employment before or upon the Transition Date, you will take all reasonable steps to assist that individual in commencing employment and transitioning to your duties and responsibilities.  In consideration of your continued service through the Transition Date, the Company will continue to compensate you as Chief Executive Officer and President of the Company in a manner consistent with past practice, and you will be entitled to retain your current office through the Transition Date.  From and after the Transition Date, unless the Board determines otherwise in its sole discretion, you will no longer be eligible for severance compensation or benefits under your Amended and Restated Employment Agreement with the Company, dated as of October 29, 2008 (your “Employment Agreement”), or under any other severance pay arrangements of the Company or its affiliates.  In the event that your employment terminates prior to the Transition Date and you will receive the compensation and benefits under your Employment Agreement, this Letter shall have no further force and effect following such termination other than as to the second sentence of Paragraph 4 hereof, which shall remain in force and effect.

2. Board Positions.  At the 2013 annual meeting of the stockholders of the Company, it is anticipated that the Board, subject to the Board’s standard nominating procedures, will nominate you to continue as a director and, if you are so elected, you will retain your position as Chairman of the Board until the 2014 annual meeting of the stockholders of the Company.  In connection with your service as non-executive Chairman of the Board, the Board will adopt amendments to the Company’s bylaws to permit a director who is not also Chief Executive Officer of the Company to serve as Chairman of the Board.  The Board shall consider nominating you for election as a director at the 2014 and 2015 annual meetings of the stockholders of the Company, subject to the Board’s standard nominating procedures and the exercise of the Board's fiduciary duties, and, if you are so nominated and elected, you will be given the honorary title “Chairman Emeritus.  While you are serving as a director from and after the Transition Date, you will receive the same compensation as non-employee members of the Board, and from the Transition Date for so long as you serve as non-executive Chairman of the Board, you will receive an additional retainer, payable at an annual rate of $150,000 in equal installments on the last business day of each month and prorated for any partial month of service.

3. Employment as Senior Advisor. We recognize the crucial nature of the Company’s relationships with its licensing partners, the vast majority of which have been developed through your personal involvement, as being critical to the Company’s success, as well as your important role in maintaining and developing significant relationships for the Company based on your personal involvement with senior level executives and founders of licensing partners.  The Company desires to continue to benefit from your wisdom, experience and relationships, and accordingly, the Company and you agree that from the Transition Date until the earlier of December 31, 2016 or the date your employment is terminated pursuant to paragraph 6 of this letter (the “Advisor Term”), you will continue to be employed as a senior advisor to the Company and will provide any services reasonably requested by the Chief Executive Officer of the Company or the Board.  In consideration for your employment as a senior advisor to the Company, you will be entitled to the following benefits during the Advisor Term:

(a)   The Company will pay you a salary, payable at an annual rate of $250,000 in accordance with the ordinary payroll practices of the Company and prorated for any partial month of service.

(b) Office.  The Company will provide you with the use of a fully equipped office of comparable size, functionality and quality to your current office, although such office need not be located at the Company’s executive offices.

(c) Secretarial Support.  The Company will continue to employ the person who serves as your executive assistant immediately prior to the Transition Date (the “Assistant”), so that she may provide secretarial support to you during the Advisor Term, subject to the Assistant’s ongoing compliance with the policies of the Company.  Notwithstanding the foregoing, in the event that the employment of the Assistant terminates prior to the end of the Advisor Term, the Company will provide you with an executive assistant through the end of the Advisor Term who is comparable to the Assistant and reasonably acceptable to you.

(d)  You will be entitled to continued use of the automobile provided to you by the Company as of the Transition Date (or comparable vehicle), and the Company will continue to employ the person who serves as your driver immediately prior to the Transition Date (the “Driver”), so that he may drive you during the Advisor Term, subject to the Driver’s ongoing compliance with the policies of the Company.  Notwithstanding the foregoing, in the event that the employment of the Driver terminates prior to the end of the Advisor Term, the Company will provide you with a driver, reasonably acceptable to you, through the end of the Advisor Term.

In addition, while you are an employee of the Company, you will continue to receive health insurance and other welfare benefits at least at the current level, and service credit for all purposes under the Company’s compensation and benefit plans, policies and arrangements in which you participate.  Your 1989 Benefits Continuation Agreement is not affected by this Letter and will remain in effect in accordance with its terms.

4. Company Policies; Indemnification.  As a member of the Board and a senior advisor to the Company, you will be subject to all relevant company policies and legal requirements applicable to directors and senior employees of the Company, including policies and legal requirements concerning confidentiality, loyalty, competition and solicitation of employees, customers and business partners.  In addition, as a member of the Board and a senior advisor to the Company, you will be entitled to all rights to indemnification that currently apply to directors and officers under the Company’s charter and bylaws and, without limiting the generality of the foregoing, the Company will maintain rights to indemnification and coverage under directors’ and officers’ liability insurance for actions and omissions occurring prior to the end of the Advisor Term on terms no less favorable than those in effect from time to time for the members of the Board and officers of the Company generally, such rights not to be affected by any termination of this Letter.

5. Releases.  In consideration of the mutual promises contained in this Letter, on or following the Transition Date, but not later than 21 days following the Transition Date, you will execute and deliver a release of claims substantially in the form attached hereto as Exhibit A, and the Company will execute and deliver a release of claims substantially in the form attached hereto as Exhibit B.

6. Termination of Senior Advisory Services.  You may terminate your employment as senior advisor to the Company at any time.  Your employment as senior advisor to the Company may be terminated by the Company only in the event of your willful and material breach of this Letter following written notice to you and a reasonable opportunity to cure.  In either case, all compensation and benefits to you under this Letter and otherwise as an employee shall cease (without prejudice to any rights or benefits vested, earned or accrued prior to such termination, or which by their terms are otherwise not affected by such termination, including without limitation your rights under the 1989 Benefits Continuation Agreement) and, at the request of the Board, you shall resign from the Board if you are then serving as a director.

7. Governing Law.  This Letter is governed by the laws of the State of New York.  In the event of any dispute regarding such arrangements, you and the Company each waive any rights to a trial by jury.

8. Assignment.                       This Letter may not be assigned by either party but shall be binding on the parties and their successors.

                                                                  Very truly yours,

                      By:      /s/ Herschel S. Weinstein
                      Name:  Herschel S. Weinstein
              Title:Senior Vice President-General Counsel

Accepted and agreed to this 22nd  day of May, 2013.

/s/ Howard Solomon
Howard Solomon

EXHIBIT A

This General Release of all Claims (this “Agreement”) is entered into on [DATE] by and between Forest Labortories, Inc., a Delaware corporation (the “Company”) and Howard Solomon (the “Executive”).

In consideration of the payments and benefits afforded in the Letter (the “Letter”) between the Executive and the Company, effective May 22, 2013 (the “Effective Date”), to which the Executive first became legally entitled following the Effective Date, the Executive agrees as follows:

1.	General Release and Waiver of Claims.

(a) Release.  In consideration of the payments and benefits provided to the Executive under the Letter to which the Executive first became legally entitled following the Effective Date, and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have arising out of the Executive’s employment relationship with and service as an employee or officer of the Company, and the termination of any such relationship or service, in each case up to and including the Transition Date (as defined in Paragraph 1 of the Letter) provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company or the Executive set forth in the Letter or any other plan, policy or arrangement of the Company or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or the Executive (including, without limitation, obligations to the Executive under the Letter for any salary, severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s bylaws, other governance documents, or any rights with respect to directors’ and officers’ insurance policies; or the Executive’s right to reimbursement of business expenses.

(b) Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under the Letter to which the Executive first became legally entitled following the Effective Date, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with his retirement as Chief Executive Officer and President of the Company to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement.  The Executive also understands that he has seven (7) calendar days following the date on which he signs this Agreement within which to revoke the release contained in this Section 1(b), by providing the Company a written notice of his revocation of the release and waiver contained in this Section 1(b).

(c) No Assignment.  The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2. Proceedings.  The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees with respect to any Claims released under Section 1(a) or (b) hereof before any local, state or federal agency, court or other body,  (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding involving such Claims.  The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding involving such Claims.  Notwithstanding the foregoing, the term Proceeding shall not include any complaint, charge, claim or proceeding with respect to the obligations of the Company to the Executive under the Letter or in respect of any other matter described in the proviso to Section 1(a) hereof, and Executive retains all of his rights in connection with the same.

3. Remedies.  In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within thirty (30) calendar days following receipt of such notice, or if he revokes the ADEA release contained in Section 1(b) of this Agreement within the seven (7)-calendar-day period provided under Section 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the Letter, and/or terminate any benefits or payments that are subsequently due under the Letter (in each case, without prejudice to any vested rights or benefits earned or accrued prior to such act), without waiving the release otherwise granted herein.  The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4. Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5. Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6. Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

7. Notices.  All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to the Executive:	The Executive’s last address on the books and records of the Company

With a copy to:	Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004

Attention:  Candace K. Beinecke

As to the Company:	Forest Laboratories, Inc.
Attention: Senior Vice President – General Counsel
909 Third Avenue
New York, NY 10022

Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date set forth below.

                   _________________________________
                                                                               Howard Solomon

                                                                          Date of Execution: __________________

EXHIBIT B

This General Release of all Claims (this “Agreement”) is entered into on [DATE] by and between Forest Laboratories, Inc., a Delaware corporation (the “Company”) and Howard Solomon (the “Executive”).

In consideration of the promises of the Executive set forth in the Letter (the “Letter”) between the Executive and the Company, effective May 22, 2013 (the “Effective Date”), the Company agrees as follows:

1.	General Release and Waiver of Claims.

(a) Release.  In consideration of the promises of the Executive under the Letter, and after consultation with counsel, the Company and its subsidiaries and affiliates and its and their agents, successors and assigns, in their capacities as agents, successor and assigns of the Company and its subsidiaries and affiliates (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Executive and his heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasees”)from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, arising out of the Executive’s employment relationship with and service as an employee or officer of the Company, and the termination of any such relationship or service, in each case up to and including the Transition Date (as defined in Paragraph 1 of the Letter), provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect the obligations of the Company or the Executive set forth in the Letter or any other plan, policy or arrangement of the Company or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or the Executive and this Agreement shall not release or discharge  any Claims related to acts or omissions taken by the Executive that are not eligible for indemnification under the Company’s charter or bylaws or applicable law, including, without limitation, the Delaware General Corporation Law.

(b) No Assignment.  The Company represents and warrants that it has not assigned any of the Claims being released under this Agreement.

2. Proceedings.  The Company has not filed, and agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against the Executive with respect to any Claims released under section 1(a) hereof before any local, state or federal agency, court or other body,  (each, individually, a “Proceeding”) and agrees not to participate voluntarily in any Proceeding involving such Claims.  The Company waives any right it may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding involving such Claims.  Notwithstanding the foregoing, the term Proceeding shall not include any complaint, charge, claim or proceeding with respect to the obligations of the Executive to the Company under the Letter or in respect of any other matter described in the proviso to Section 1(a) hereof, and the Company retains all of its rights in connection with the same.

3. Remedies.  In the event the Company initiates or voluntarily participates in any Proceeding following its receipt of written notice from the Executive and a failure to cease such participation within thirty (30) calendar days following receipt of such notice, the Executive may, in addition to any other remedies he may have, cease providing the services described in the Letter, without waiving the release otherwise granted herein and without losing the benefits to which he would otherwise have been entitled under the Letter (other than benefits pursuant to the penultimate sentence of Paragraph 3 of the Letter which otherwise would accrue following such cessation of services solely on account of the Executive remaining an employee).  The Company understands that by entering into this Agreement it will be limiting the availability of certain remedies that it may have against the Executive and limiting also its ability to pursue certain claims against the Executive.

4. Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5. Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive.

6. Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

7. Notices.  All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to the Executive:	The Executive’s last address on the books and records of the Company

With a copy to:	Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004

 Attention:  Candace K. Beinecke

As to the Company:	Forest Laboratories, Inc.
Attention: Senior Vice President – General Counsel
909 Third Avenue
New York, NY 10022

Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

THE COMPANY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT AND THAT IT FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT IT HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF ITS OWN FREE WILL.

IN WITNESS WHEREOF, the Company has executed this Agreement on the date set forth below.

                    _________________________________
                                                                             Name:           [NAME]
                       Title:

                                                                            Date of Execution: __________________